UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 29, 2017

bebe stores, inc.
(Exact Name of Registrant as Specified in Charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Valley Drive
Brisbane, CA 94005
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(415) 715-3900

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement;

Sale of Los Angeles Design Studio
On June 29, 2017, bebe stores, inc., a California corporation (the “Company”), entered into an Agreement of Purchase and Sale (the “Sale Agreement”) with Monday Properties Investments, LLC, to sell its Los Angeles Design Studio for a purchase price of approximately $35 million. The Company retains a right to lease back up to 12,000 square feet for up to four months after closing, with the ability to terminate this right with 30 days prior written notice. The sale is expected to close in mid-August 2017, subject to customary closing conditions.
The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Sale Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending July 1, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus
To encourage continued employment through the Company’s restructuring process, the Company entered into a retention bonus agreement with Walter Parks, the Company’s President, COO and Interim-CFO, on June 29, 2017. Mr. Parks is eligible to receive a retention bonus (the “Retention Bonus”) of five-hundred thousand dollars ($500,000) should he remain employed by the Company until December 31, 2017 (the “End Date”). The Retention Bonus will not be earned and will not be paid if he (i) voluntarily terminates employment or (ii) is terminated by the Company for cause prior to the End Date. If Mr. Parks’ employment is terminated by the Company without cause prior to the End Date, Mr. Parks will be paid the entire amount of the Retention Bonus.
The foregoing description of the Retention Bonus does not purport to be complete and is qualified in its entirety by reference to the Retention Bonus letter agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending July 1, 2017.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

bebe stores, inc.
Dated: July 6, 2017	/s/ Gary Bosch
Name: Gary Bosch
Title: Vice President, General Counsel & Corporate Secretary